Exhibit 23.4
CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in this registration statement on Form S-8 of Complete Production Services, Inc. of our report dated October 17, 2006 (which report expresses an unqualified opinion and includes explanatory paragraphs regarding differences in the basis of accounting for the Successor and Predecessor and the Predecessor’s autonomy for period reported), relating to the consolidated balance sheet of Pumpco Services, Inc., as of December 31, 2005, the consolidated statements of income, stockholders’ equity, and cash flows for the period from August 12, 2005 through December 31, 2005 (Successor Company operations), and the statements of income, partners’ capital, and cash flows of Pumpco Services, Ltd. (the “Predecessor”) for the period from January 1, 2005 through August 11, 2005 (Predecessor Company operations), appearing in the January 19, 2007 Current Report on Form 8-K/A of Complete Production Services, Inc.
/s/ Deloitte & Touche LLP

Dallas, Texas
March 26, 2007